Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland
Wednesday, October 27, 2010	205.326.8421

Energen Reports Third Quarter Results, Initiates 2011 Guidance

Oil-Focused Capital Spending Plans Top $500 Million in 2011

6% Production Growth Estimated in 2011

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) generated a 12 percent increase in 2010 third quarter earnings after normalizing results for a previously announced non-cash charge related to the company’s Alabama shale acreage. Energen’s oil and gas exploration and production company, Energen Resources Corporation, posted a 13 percent increase in realized sales prices in the third quarter; however, the timing and amount of dry hole expense and decreased production caused largely by drilling delays hampered the energy company’s performance. Energen Resources’ unsuccessful Chattanooga shale well resulted in exploration expense of $6.2 million, or 9 cents per diluted share, in the 2010 third quarter.

Energen’s net income (including the $14.6 million after-tax write-off of capitalized unproved leasehold) totaled $38.3 million, or 53 cents per diluted share, in the third quarter of 2010 as compared with $47.1 million, or 65 cents per diluted share, in the same period a year ago. To better reflect the financial performance of the company’s on-going operations, Energen’s net income excluding the write-off totaled $52.9 million, or 73 cents per diluted share.

•	ENERGEN NARROWS 2010 EARNINGS GUIDANCE RANGE

Given Energen’s year-to-date results and the use of strip pricing for the company’s remaining unhedged volumes, Energen is narrowing its earnings guidance range for 2010 to $4.30-$4.40 per diluted share, excluding the two non-cash charges related to its uncapitalized shale leasehold in Alabama. The company does not consider the $24.6 million of non-cash write-offs associated with its Alabama shale leasehold to appropriately reflect its normal, on-going operations; the comparable earnings guidance range including the non-cash charge is $3.96-$4.06 per diluted share.

Energen has an excellent hedge position for the remainder of the year but still has some exposure to changing commodity prices. Oil and natural gas liquids (NGL) prices in the third quarter of 2010 were below the prices assumed in the company’s prior guidance of $4.30-$4.70 per diluted share. In addition, current natural gas prices have dropped significantly in recent weeks to well below $4 per thousand cubic feet (Mcf).

Energen’s new 2010 guidance reflects a 0.7 Bcfe decrease in production to 113.3 Bcfe; this is largely due to drilling delays in the Permian Basin. It also reflects lower estimated lease operating expense (LOE), including marketing and transportation, of $1.65 per Mcfe (prior estimate was $1.70) as well as lower price-driven production taxes of $0.38 per Mcfe (prior estimate was $0.40).

Other assumptions include:

•	Depreciation, depletion and amortization (DD&A) expense at Energen Resources of $1.79 per Mcfe;

•	General and administrative (G&A) expense at Energen Resources of 48 cents per Mcfe;

•	Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), earning within its allowed return on estimated average equity of $331 million; and

•	Average diluted shares outstanding of 72.1 million shares.

•	2011 E&P CAPITAL SPENDING TO TOP $500 MILLION

Energen’s capital spending plans for 2011 include approximately $510 million for oil and gas exploration and production activities. The bulk of Energen Resources’ capital — $475 million – will be directed towards existing properties; $25 million will be invested in exploration in and around these areas.

Oil and natural gas liquids in the Permian Basin will, once again, be the focus of Energen Resources’ capital plans given the strength of oil prices relative to natural gas. More than 75 percent of Energen Resources’ 2011 development-related capital will be invested in the Permian Basin, one of this country’s oldest and most prolific onshore oil basins.

Capital Spending in Existing Properties By Area ($MM)

Area	2011 (e)	2010 (e)
San Juan Basin	$83	$79
Permian Basin	$368	$266
Black Warrior Basin	$14	$1
N. LA/E. TX/Other	$10	$7

Capital Spending on Existing Properties ($MM)

	Permian	San Juan	BWB	Other
Drilling	$337	$65	$14	$6
Workovers*	$10	$3	—	$4
Facilities/Other	$21	$15	—	$—
TOTAL	$368	$83	$14	$10

*	Includes payadds, refracs, recompletions, etc.

Development Drilling: Net Wells by Area

Area	2011 (e)	2010 (e)
San Juan Basin	45	24
Permian Basin	284	234
Black Warrior Basin	41	1
N. LA/E. TX/Other	3	1

In the Permian Basin, Energen Resources plans to run 6-8 drilling rigs throughout the year. The company’s focus will be on its extensive Wolfberry acreage, its waterflood operations, 3rd Bone Spring horizontal drilling, and continued development of its Fuhrman-Mascho holdings.

In the San Juan Basin, Energen Resources plans to run 2-5 drilling rigs in 2011. Activity will be concentrated in horizontal drilling in the Fruitland Coal.

Activity in the Black Warrior Basin will include new drills and downspacing and/or infill drilling. The Black Warrior Basin is home to Energen Resources’ legacy coalbed methane assets.

•	2011 GUIDANCE INITIATED

Energen today initiated its 2011 earnings guidance with a range of $3.20-$3.60 per diluted share. The company also estimates that it will generate after-tax cash flows in 2011 of $608-$638 million, part of which will be used to fund planned capital spending of approximately $585 million ($510 million at Energen Resources and $75 million at Alagasco).

Among the highlights of the 2011 outlook are a 6 percent increase in 2011 production to 120 billion cubic feet equivalent (Bcfe). Approximately 58 percent of this production is hedged. Energen’s guidance assumes prices for its unhedged production of $4.25 per Mcf for natural gas, $80 per barrel for oil, and $0.83 per gallon for natural gas liquids. Some 40 percent of Energen Resources’ estimated production in 2011 production is oil and NGL.

Commenting on the expected earnings decline from 2010 to 2011, James McManus, Energen’s chairman and chief executive officer, said that the continuation of low natural gas prices will challenge the earnings and cash flows of many gas producers in 2011. “The good news is that Energen has many advantages and, frankly, has significantly minimized the impact of low natural gas prices on our earnings and cash flows,” McManus added.

“Energen’s production has a significant component of higher priced oil and NGLs – 40 percent – and we are looking in 2011 not at growth in natural gas production but rather 17 percent growth in our oil production and 9 percent growth in our NGL production. We’re very well hedged, too, which helps protect our earnings and cash flows,” McManus added.

“We’re also very excited about the capital we plan to invest in our existing oil and gas properties in 2011. It’s a record amount of dollars being invested in high-quality properties. More than 75 percent of this capital is going into the oil-rich Permian Basin. Importantly, too, this is an excellent use of Energen Resources’ substantial after-tax cash flows,” McManus said.

Production Comparison

Commodity	2011 (e)	2010 (e)	Change
Natural Gas (Bcf)	71.6	71.1	1%
Oil (MBO)	6,075	5,203	17%
NGL (MMgal)	83.7	76.8	9%
Total (Bcfe)	120.0	113.3	6%

Production By Area Comparison (Bcfe)

Area	2011 (e)	2010 (e)	Change
San Juan Basin	57.4	56.4	2%
Permian Basin	44.1	37.3	18%
Black Warrior Basin	12.6	13.1	(4)%
N. LA/E. TX/Other	5.9	6.5	(9)%

2011 Hedge Position

In recent weeks, Energen Resources hedged an additional 518,000 barrels of its 2011 oil production at a NYMEX price of $86.45 per barrel.

Energen Resources’ hedge position for 2011 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Natural Gas	38.8 Bcf	71.6 Bcf	54%	$6.76/Mcf
Oil	4.2 MMBbl	6.1 MMBbl	70%	$77.63/barrel
NGLs	38.9 MMgal	83.7 MMgal	47%	$0.89/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.7	$0.45 per Mcf	$6.82 per Mcf
NYMEX	13.1	—	$6.66 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,076	$2.50 per barrel	$72.74 per barrel
NYMEX	2,171	—	$82.30 per barrel

Key assumptions in Energen’s 2011 guidance include:

•	A hedge position that covers approximately 58 percent of estimated production;

•	Annual production of approximately 120 Bcfe;

•	Capital spending of $585 million, including approximately $510 million by Energen Resources (ERC) and $75 million by Alagasco;

•	An average DD&A rate at Energen Resources of $1.86 per Mcfe;

•	LOE, including production taxes, at Energen Resources of $2.03 per Mcfe (base LOE and marketing and transportation costs of $1.64 per Mcfe);

•	G&A expense at Energen Resources of 48 cents per Mcfe;

•	Alagasco earning within its allowed range of return on estimated average equity of $346 million; and

•	Average diluted shares outstanding of 72.1 million.

Energen’s earnings guidance does not include the potential impacts of unidentified property acquisitions or stock repurchases.

Sensitivity of 2011 Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2011, changes in commodity prices are estimated to have the following impact on Energen’s 2011 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $4.25 represents an estimated net income impact of approximately $1.6 million (2.2 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $80 per barrel represents an estimated net income impact of approximately $950,000 (1.3 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.83 per gallon represents an estimated net income impact of approximately $225,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

•	HEDGE POSITIONS STRENGTHENED IN 2012-2013

In recent weeks, Energen Resources has sold additional swaps for a portion of its oil production in 2012 and 2013. The company also added to its 2012 NGL hedge position. Energen Resources hedged an additional 244,000 barrels of its 2012 oil production at a NYMEX price of $88.80 per barrel and an additional 18.3 million gallons of NGL at an average price of 80 cents per gallon. Energen Resources currently has no 2012 natural gas hedges. With the addition of its latest oil and NGL swaps, the company’s total 2012 hedge position now stands at 4.4 million BOE.

For 2013, Energen Resources hedged an additional 960,000 barrels of oil at an average NYMEX price of $88.88 per barrel. This brings the company’s total oil hedge position to 2.6 million barrels.

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil	3.6 MMBbl	$81.91/barrel
NGLs	36.4 MMgal	$0.85/gallon

Energen Resources’ oil hedge position by hedge type for 2012 is as follows:

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	672	$2.65 per barrel	$84.07 per barrel
NYMEX	2,909	—	$81.41 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

•	NEW CREDIT FACILITIES EXPECTED TO BE FINALIZED BY END OF OCTOBER

Energen and Alagasco are pursuing three-year, senior unsecured, revolving credit facilities to replace their one-year, bilateral lines of credit. An $850 million facility would be available to Energen, while the utility’s credit facility would total $150 million. Credit proceeds could be used by the two companies to finance working capital, capital expenditures (including acquisitions), and other corporate needs. The $1 billion of credit facilities are expected to close by the end of October. The administrative agent is Bank of America Merrill Lynch; co-syndication agents are Regions Bank and Wells Fargo; and the documentation agent is BBVA Compass.

Third Quarter 2010 Results

Energen’s consolidated net income for the three months ended September 30, 2010, totaled $38.3 million, or 53 cents per diluted share, and compared with $47.1 million, or 65 cents per diluted share, in the third quarter of 2009. Included in the 2010 numbers is a non-cash, $14.6 million, after-tax write-off for capitalized unproved leasehold associated with the company’s remaining Alabama shale acreage. Included in the prior year-to-date results is a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property.

Energen Resources’ net income for the third quarter of 2010 totaled $46.3 million ($60.9 million excluding the write-off) as compared with $59.0 million in the same period a year ago. Alagasco recorded a net loss of $7.1 million, up from a net loss of $10.7 million in the prior-year third quarter.

Energen Resources Corporation

Energen Resources’ third quarter 2010 net income benefited from the impact of higher realized sales prices for its natural gas and oil production and decreased G&A expense. In addition to the non-cash charge, Energen Resources’ third quarter 2010 net income was negatively affected by a $6.2 million after-tax expense for its unsuccessful Chattanooga shale well, increased LOE (including production taxes), decreased production, and increased DD&A expense.

Average Realized Sales Prices, Third Quarter Comparison

Commodity	3Q10	3Q09	Change
Natural Gas (per Mcf)	$6.73	$6.10	10%
Oil (per barrel)	$76.80	$64.03	20%
NGL (per gallon)	$0.78	$0.88	(11)%

Production, Third Quarter Comparison

Commodity	3Q10	3Q09	Change
Natural Gas (Bcf)	17.7	18.9	(6)%
Oil (MBbl)	1,290	1,253	3%
NGL (MMgal)	19.8	20.0	(1)%
Total (Bcfe)	28.3	29.3	(3)%

Production By Area (Bcfe), Third Quarter Comparison

Area	3Q10	3Q09	Change
San Juan Basin	14.3	14.3	0%
Permian Basin	9.1	9.2	0%
Black Warrior Basin	3.3	3.6	(8)%
N. LA/E. TX/Other	1.6	2.1	(24)%

In the Permian Basin, new waterflood development in the North Westbrook unit was offset primarily by drilling delays. In the San Juan Basin, improved performance in certain Fruitland Coal wells due to increased compression offset largely by the timing of plant maintenance and shut-ins due to sidetrack operations.

Total per-unit LOE in the third quarter of 2010 increased approximately 10 percent from the prior-year third quarter to $2.05 per Mcfe. Base LOE and marketing and transportation expenses increased approximately 8 percent largely due to higher ad valorem taxes partially offset by lower workover and repair expenses. Commodity price-driven production taxes increased 19 percent on a per-unit basis.

DD&A expense per unit in the third quarter of 2010 increased 9 percent over the same period last year to $1.78 per Mcfe largely due to higher development costs and the impact of lower prices for year-end 2009 reserves.

Per-unit net G&A expense in the third quarter of 2010 declined 19 percent over the same period in 2009 to 43 cents per Mcfe largely due to certain legal expenses and benefits-related expenses.

Alabama Gas Corporation

Energen’s natural gas utility generated a third quarter net loss of $7.1 million in 2010 as compared with a net loss of $10.7 million in the same period a year ago. This improvement largely reflects the timing of rate recovery and the utility’s ability to earn on a higher level of equity. The prior-year third quarter net income included a $0.9 million after-tax reduction in revenues designed to keep the utility earning within its allowed range of return on equity.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2010, Energen’s net income totaled $210.6 million, or $2.92 per diluted share. This compares with net income of $197.7 million, or $2.75 per diluted share, in the first nine months of 2009. Current-period results included $24.6 million (34 cents per diluted share) of non-cash, after-tax write-offs for capitalized unproved leasehold. Included in the prior year-to-date results is a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property.

Energen Resources’ net income for the year-to-date period totaled $174.7 million ($199.3 million excluding the write-off) as compared with net income of $161.0 million in the first nine months of 2009. Alagasco’s net income totaled $36.8 million as compared with $37.6 million in the same period last year.

Energen Resources Corporation

Energen Resources’ increase in year-to-date 2010 net income reflected the impact of higher realized sales prices, increased oil and NGL production partially offset by the non-cash charges, increased DD&A expense, and a rise in commodity price-driven production taxes.

Average Realized Sales Prices, Year-to-Date Comparison

Commodity	YTD10	YTD09	Change
Natural Gas (per Mcf)	$6.92	$6.30	10%
Oil (per barrel)	$78.09	$59.19	32%
NGL (per gallon)	$0.81	$0.86	(6)%

Production, Year-to-Date Comparison

Commodity	YTD10	YTD09	Change
Natural Gas (Bcf)	52.8	54.5	(3)%
Oil (MBbl)	3,734	3,456	8%
NGL (MMgal)	57.6	55.9	3%
Total (Bcfe)	83.4	83.3	0%

Production By Area (Bcfe), Year-to-Date Comparison

Area	YTD10	YTD09	Change
San Juan Basin	41.7	41.3	1%
Permian Basin	26.8	24.9	8%
Black Warrior Basin	9.8	10.8	(9)%
N. LA/E. TX/Other	5.1	6.3	(19)%

The year-to-date 2010 production increase in the Permian Basin reflected the June 2009 acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho field and new waterflood development in the North Westbrook unit. The slight increase in San Juan Basin production largely reflected the impact of new well development and better-than-expected performance from some wells in the over-pressured Fruitland Coal, partially offset by delays from adverse weather conditions, the timing of plant maintenance, and wells shut-in due to sidetrack operations.

Total LOE per unit in the first nine months of 2010 increased 5 percent from the same period a year ago to $2.00 per Mcfe. Base LOE and marketing and transportation expenses increased about 1 percent while production taxes rose 28 percent on a per-unit basis.

DD&A expense per unit in the first nine months of 2010 increased 12 percent over the same period in 2009 to $1.77 per Mcfe largely due to higher development costs and price-related reserve revisions at year-end 2009.

Per-unit net G&A expense in the first nine months of 2010 increased 7 percent to 48 cents per Mcfe largely due to labor and benefits-related expenses.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $36.8 million in the first nine months of 2010 as compared with $37.6 million in the same period a year ago. This slight decrease largely reflected the utility’s ability to earn on a higher level of equity largely offset by the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

TRAILING 12 MONTHS’ FINANCIAL RESULTS

For the 12 months ended September 30, 2010, Energen’s net income totaled $269.2 million, or $3.74 per diluted share, and compared with net income of $263.0 million, or $3.66 per diluted share, for the same period last year. Current-period results included non-cash charges of $24.6 million for capitalized unproved leasehold associated with the company’s Alabama shale acreage.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12 months totaled $225.9 million ($250.5 million excluding the write-downs) and compared with $221.0 million in the same period last year; included in prior 12-months’ results is a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property.

Average Realized Sales Prices, T12M Comparison

Commodity	2010	2009	Change
Natural Gas (per Mcf)	$6.83	$6.50	5%
Oil (per barrel)	$74.83	$60.48	24%
NGL (per gallon)	$0.85	$0.82	4%

Production, T12M Comparison

Commodity	2010	2009	Change
Natural Gas (Bcf)	70.6	72.0	(2)%
Oil (MBbl)	4,967	4,565	9%
NGL (MMgal)	76.9	73.9	4%
Total (Bcfe)	111.4	110.0	1%

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $44.6 million in the 12 months ending September 30, 2010, as compared with $43.0 million in the same period last year. This modest increase in the utility’s rate-year 2010 earnings largely reflected Alagasco’s ability to earn within its allowed range of return on a higher level of equity.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.